 ASTRONICS CORPORATION

 2001 STOCK OPTION PLAN

SECTION 1.  PURPOSE

The purpose of the 2001 Stock Option Plan (the "Plan") of ASTRONICS CORPORATION, a New York corporation (the "Company"), is to enable the Company to attract, retain, and motivate key employees responsible for the success and growth of the Company by offering selected officers and other key employees of the Company and its Subsidiaries an opportunity to purchase Shares of Company Stock.  The Plan provides for the grant of Options to purchase Shares.  Options granted under the Plan may include Non-Qualified Stock Options ("NQSOs") as well as options that are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

Certain capitalized terms used in this Plan are defined in Section 2.

SECTION 2.  DEFINITIONS

a.

"Board" means the Board of Directors of the Company.

b.

"Committee" means the Stock Option Committee of the Board, consisting of at least 2 Directors who are not eligible to participate in the Plan and who are appointed to the Committee by the Board.

c.

"Director" means a member of the Board.

d.

"Exercise Price" means the amount for which one Share may be purchased when an Option is exercised, as specified by the Committee in the applicable Stock Option Agreement.

e.

"Option" means an ISO or NQSO  granted under the Plan that entitles the holder to purchase Shares.

f.

"Optionee" means a person who holds an Option.

g.

"Share" means a share of Stock issuable when an Option is exercised, as adjusted in accordance with Section 8 (if applicable).

h.

"Stock" means the Common Stock of the Company.

i.

"Stock Option Agreement" means the agreement or other instrument between the Company and an Optionee that evidences and sets forth the terms, conditions and restrictions pertaining to the Optionee’s Option.

j.

"Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan will be considered a Subsidiary commencing as of the date.

SECTION 3.  ADMINISTRATION

a.

Stock Option Committee.  The Plan will be administered by the Committee.  Subject to and not inconsistent with the provisions of the Plan, the Committee has the full authority and responsibility to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including the power to:

i.

Determine and designate those employees selected to receive Options, the time at which each Option will be granted, and the number of Shares subject to each Option;

ii.

Determine the time and manner of exercise, the duration of the exercise periods, and the exercise price of the Options granted;

iii.

Prescribe, amend, or rescind any rules and regulations necessary or appropriate for the administration of the Plan;

iv.

Correct any defect, supply any deficiency, and reconcile any inconsistency in the Plan or in any related Option or agreement; and

v.

Make other determinations and take such other action in connection with the administration of the Plan as it deems necessary or advisable.

b.

Delegation of Duties.  The Committee may direct appropriate officers of the Company to implement its rules, regulations and determinations and to execute and deliver on behalf of the Company such documents, forms, agreements and other instruments as are deemed by the Committee to be necessary for the administration and implementation of the Plan.

c.

Interpretation of Plan.  The Committee has the power to interpret and construe the Plan and all related Options and agreements.  All decisions, interpretations and determinations of the Committee with respect to the Plan will be final and binding on all Optionees and all persons deriving their rights from Optionees.

d.

Indemnification.  Each member of the Board and the Committee is indemnified and held harmless by the Company against any cost or expense (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law.  This indemnification is in addition to any rights of indemnification a member may have as a Director or otherwise under the by-laws of the Company or a Subsidiary, any agreement, any vote of shareholders or disinterested directors, or otherwise.

SECTION 4.

ELIGIBILITY

a.

General Rule.  Options may be granted to full-time salaried officers and key employees of the Company or any Subsidiary.  Directors who are not employees of the Company are eligible to receive NQSOs but not ISOs.

b.

Ten-Percent Stockholders.  An individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries (as determined in accordance with Section 424(d) of the Code) will not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) the Option by its terms is not exercisable after the expiration of 5 years from the date of grant.

SECTION 5.

STOCK SUBJECT TO PLAN

a.

Basic Limitation.  The aggregate number of Shares that may be issued under the Plan on exercise of Options may not exceed 800,000 Shares, subject to adjustment as provided in Section 8.  Shares offered under the Plan may be authorized but unissued Shares or Shares reacquired by the Company ("Treasury Shares").  The number of Shares that are subject to Options outstanding at any time under the Plan must not exceed the number of Shares that then remain available for issuance under the Plan.  The Company, during the term of the Plan, at all times will reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

b.

Additional Shares.  If any outstanding Option expires, is canceled or otherwise terminates for any reason, the Shares allocable to the unexercised portion of that Option will be available again for purposes of the Plan.  If Shares issued under the Plan are reacquired by the Company, those Shares will be available again for purposes of the Plan.

SECTION 6.

TERMS AND CONDITIONS OF OPTIONS

a.

Stock Option Agreement.  Each grant of an Option under the Plan will be evidenced by a Stock Option Agreement between the Optionee and the Company.  The Option will be subject to terms and conditions that are consistent with the Plan and that the Board deems appropriate for inclusion in a Stock Option Agreement.  The provisions of Stock Option Agreements entered into under the Plan need not be identical.

b.

Number of Shares.  Each Stock Option Agreement will specify the number of Shares that are subject to the Option and will provide for the adjustment of that number in accordance with Section 8.  The Stock Option Agreement also will specify whether the Option is an ISO or NQSO.  However, if any portion of an Option does not meet the requirements to qualify as an ISO, that portion will be a NQSO.

c.

Exercise Price.  Each Stock Option Agreement will specify the Exercise Price.  The Exercise Price under any Option will be determined by the Committee in its sole discretion, except that the Exercise Price may not be less than 100% of the Fair Market Value of a Share on the date of grant, and any higher percentage required by Section 4(b).

For purposes of the Plan, "Fair Market Value" will be determined in the following manner:

i.

If the Shares are listed or admitted to trading on a nationally recognized U.S. securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Fair Market Value will be determined with reference to the closing price of a Share on such exchange or on NASDAQ as of the last trading day prior to the date of grant.

ii.

If the Fair Market Value cannot be established under the provisions of subsection (i) above, the Fair Market Value will be determined  by the Board, acting in good faith on the basis of such information as they, in their reasonable judgment, consider appropriate.  The determination of the Board will be conclusive and binding.

d.

Limitation on Amount.  The aggregate Fair Market Value (determined with respect to each ISO as of the time the ISO is granted) of the Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or any other ISO plan of the Company or any Subsidiary) may not exceed $100,000.

e.

Withholding Taxes.  As a condition to the exercise of an Option, the Optionee will make such arrangements as the Committee may require for the satisfaction of any withholding tax obligations that may arise in connection with the exercise.  Subject to Section 7(b), the Optionee may pay any or all required withholding taxes by delivering to the Company shares of Stock already owned.  The Company may authorize the Optionee to pay any or all required withholding taxes by directing that Shares otherwise deliverable upon exercise of the Option be withheld.

The Optionee also will make such arrangements as the Committee may require for the satisfaction of any withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.  Subject to Section 7(b), the Optionee may pay any or all such required withholding taxes by delivering to the Company shares of Stock already owned.

f.

Exercisability.  Each Stock Option Agreement will specify when all or any installment of the Option becomes exercisable.  The exercisability provisions of any Stock Option Agreement will be determined by the Committee in its sole discretion.

g.

Accelerated Exercisability.  Unless the applicable Stock Option Agreement provides otherwise, all of an Optionee’s Options will become exercisable in full upon the Optionee’s termination of employment due to retirement on or after the Optionee’s attainment of age 65 with 15 years of service with the Company or a Subsidiary.  Unless the applicable Stock Option Agreement provides otherwise or the next sentence applies, all of an Optionee’s Options may become exercisable in full, in the sole discretion of the Committee, if the Company is subject to a Change in Control before the Optionee’s employment terminates.  If the Company and the other party to the transaction constituting a Change in Control agree that the transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if the transaction in fact is so treated, then the acceleration of exercisability will not occur to the extent that the Company’s independent public accountants  determine in good faith that the acceleration would preclude the use of "pooling of interests" accounting.

For purposes of the Plan,  "Change in Control" means:

i.

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after the merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or other reorganization; or

ii.

The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before the transaction or if it is a Designated Exchange Transaction.  A "Designated Exchange Transaction"  is any reorganization, share exchange or other transaction so designated by the Board,  following the occurrence of which (i) the Options remain outstanding or (ii) the Options are assumed by a surviving or new corporation and new options with substantially the same terms are substituted.

h.

Basic Term.  The Stock Option Agreement will specify the term of the Option.  The Committee, in its sole discretion, will determine when an Option is to expire, except that the term may not exceed 10 years from the date of grant, and any shorter term required by Section 4(b).

i.

Nontransferability .  No Option may be transferred by the Optionee other than by beneficiary designation, will or the laws of descent and distribution, except as may otherwise be determined by the Board with respect to NQSOs only.  An Option may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative or, with respect to NQSOs only, by any permitted transferee of the Optionee or by that permitted transferee’s guardian or legal representative.  No Option or interest in it may be pledged or hypothecated by the Optionee during the Optionee’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

j.

Termination of Employment (Except by Death).  If an Optionee’s employment terminates for any reason other than the Optionee’s death, then the Optionee’s Options will expire on the earliest of the following:

i.

The expiration date determined pursuant to subsection (h) above;

ii.

The date 90 days after the termination of the Optionee’s employment for any reason other than Cause or permanent disability within the meaning of Section 22(e)(3) of the Code ("Disability");

iii.

The date of the termination of the Optionee’s employment for Cause; or

iv.

The date 12 months after the termination of the Optionee’s employment by reason of Disability.

Notwithstanding the provisions of subsection (j)(ii) above, and subject to subsection (h), the Committee in its sole discretion, may permit an Optionee to exercise his or her Options on a date more than 90 days after the termination of the Optionee’s employment for reasons other than Cause, Disability or Death.  If the Option is exercised after that date, the exercised Option may not qualify for favorable tax treatment as an ISO.  For purposes of the Plan, "Cause" means (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state, (iii) negligence or misconduct in the performance of Optionee’s duties or (iv) material breach of Optionee’s obligations under any agreement or arrangement with the Company, a Subsidiary or any affiliate thereof (including under the terms of any loan made to the Optionee).

The Optionee may exercise all or part of his or her Options at any time before the expiration of the Options under this subsection, but only to the extent that the Options had become exercisable before the Optionee’s employment terminated (or became exercisable as a result of the termination).  If the Optionee dies after termination of employment  but before the expiration of the Optionee’s Options, all or part of the Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired the Options directly from the Optionee by beneficiary designation, bequest or inheritance, or in the case of NQSOs only, by other transfer, if permitted, but in any event only to the extent that the Options had become exercisable before the Optionee’s employment terminated (or became exercisable as a result of the termination).

k.

Leaves of Absence.  For purposes of subsection (j) above, a bona fide leave of absence will not be deemed a termination of employment if the leave was approved by the Company in writing and if continued crediting of service for this purpose is expressly required by the terms of the leave or by applicable law (as determined by the Company).

l.

Death of Optionee.  If an Optionee dies while employed by the Company, then his or her Options expire on the earlier of the following dates:

i.

The expiration date determined pursuant to subsection (h) above; or

ii.

The date 12 months after the Optionee’s death.

At any time before the expiration of the Options under the preceding sentence, all or part of the Optionee’s Options may be exercised by the executors or administrators of the Optionee’s estate or by any person who has acquired the Options directly from the Optionee by beneficiary designation, bequest or inheritance, or in the case of NQSOs only, by other transfer, if permitted, but in any event only to the extent that the Options had become exercisable before the Optionee’ s death or became exercisable as a result of death.

m.

No Rights as a Stockholder.  An Optionee, or a transferee of an Optionee, has no rights as a stockholder with respect to any Shares covered by an Option until the person becomes entitled to receive the Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of the Option.

n.

Modification, Extension and Assumption of Options.  Within the limitations of the Plan, the Committee may modify or extend outstanding Options.  However, without the consent of the Optionee, no modification may impair the Optionee’s rights or increase the Optionee’s obligations under the Option.

o.

Restrictions on Transfer of Shares.  Any Shares issued on exercise of an Option will be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine.  The restrictions will be set forth in the applicable Stock Option Agreement and will apply in addition to any restrictions that may apply to holders of Shares generally.  The Company will be under no obligation to sell or deliver Shares on exercise of Options under the Plan unless the Optionee executes an agreement giving effect to the restrictions in the form prescribed by the Company.

p.

Additional Grants.  If otherwise eligible, an Optionee may be granted an additional Option or Options under this Plan or any other share option or purchase plan of the Company.

q.

Cancellation and New Options.  The Committee has the authority to grant to the holder of an outstanding Option, in exchange for the surrender and cancellation of that Option, a new Option having a purchase price lower than provided in the Option surrendered and canceled and containing other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan.

SECTION 7.

PAYMENT FOR SHARES

a.

General Rule.  The entire Exercise Price of Shares issued under the Plan is payable in cash or cash equivalents when the Shares are purchased, except as otherwise provided in this Section.

b.

Surrender of Stock.  To the extent a Stock Option Agreement so provides, all or any part of the Exercise Price, plus the amount of any withholding taxes for which such payment is permitted by the Company, may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee and that are acceptable to the Committee.  These Shares will be surrendered to the Company in good form for transfer and will be valued at their Fair Market Value on the date the Option is exercised.  Unless the Committee otherwise determines, the Optionee will not surrender, or attest to the ownership of, Shares in payment of the Exercise Price or any withholding taxes if that action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

c.

Promissory Note.  To the extent that a Stock Option Agreement so provides, all or a portion of the Exercise Price of Shares issued under the Plan may be paid with a full-recourse promissory note.  The Shares will be pledged as a security for payment of the principal amount of the promissory note and interest on it.  The interest rate payable under the terms of the promissory note will not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code.  Subject to the foregoing, the Committee, in its sole discretion, will specify the term, interest rate, amortization requirements (if any) and other provisions of the note.

d.

Exercise/Sale.  To the extent that a Stock Option Agreement so provides, and if the Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell the Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

e.

Exercise/Pledge.  To the extent that a Stock Option Agreement so provides, and if the Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge the Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

SECTION 8.

ADJUSTMENT OF SHARES

a.

General.  If the outstanding shares of Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the Committee will make such appropriate and proportionate adjustments as it deems necessary or appropriate in one or more of (i) the number of Shares specified in Section 5, (ii) the number of Shares covered by each outstanding Option and (iii) the Exercise Price under each outstanding Option.

b.

Mergers and Consolidations.  In the event that the Company is a party to a merger or consolidation, the Board may provide that outstanding Options will be subject to the agreement of merger or consolidation, which agreement, without the Optionees’ consent, may provide for the cancellation of each outstanding Option after payment to the Optionee of an amount in cash or cash equivalents equal to (i) the Fair Market Value of the Shares subject to the Option at the time of the merger or consolidation minus (ii) the Exercise Price of the Shares subject to the Option.

c.

Reservation of Rights.  Except as provided in this Section, an Optionee has no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class.  Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will not affect the number or Exercise Price of Shares subject to an Option.  The grant of an Option will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 9.

SECURITIES LAW REQUIREMENTS

Shares may not be issued under the Plan unless the issuance and delivery of these Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended (the "Securities Act"), the rules and regulations promulgated under it, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities then may be traded.

 SECTION 10.  NO RETENTION RIGHTS

Nothing in the Plan or in any Option granted under the Plan will confer on the Optionee any right to continue in the employ of the Company for any period of time or will interfere with or otherwise restrict the rights of the Company (or any Subsidiary) or of the Optionee, which rights are expressly reserved by each, to terminate his or her employment at any time and for any reason.

SECTION 11.  DURATION AND AMENDMENTS

a.

Term of the Plan.   Subject to the approval of the Company’s shareholders, the Plan is effective as of February 15, 2001, the date of its adoption by the Board.   If the shareholders fail to approve the Plan within 12 months after its adoption by the Board, any grants of Options that have already occurred will be rescinded, and no additional grants will be made.  The Plan will terminate automatically on February 15,  2011, 10 years after its adoption by the Board, and may be terminated on any earlier date pursuant to subsection (b) below.

b.

Right to Amend or Terminate the Plan.  The Board or the Committee may amend, suspend or terminate the Plan at any time and for any reason.  However, any amendment of the Plan that increases the number of Shares available for issuance under the Plan (except as provided in Section 8), or that materially changes the class of persons who are eligible for the grant of Options, is subject to the approval of the Company’s shareholders.  Shareholder approval will not be required for any other amendment of the Plan.

c.

Effect of Amendment or Termination.  No Shares will be issued or sold under the Plan after its termination, except on exercise of an Option granted prior to the termination.  No amendment, suspension, or termination of the Plan will, without the consent of the holder, alter or impair any rights or obligations under any Option previously granted under the Plan.

SECTION 12.  APPLICABLE LAW

The Plan and all Options granted under it will be construed and interpreted in accordance with, and governed by, the laws of the State of New York, other than its laws regarding choice of law.

SECTION 13.  EXECUTION

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute it.

ASTRONICS CORPORATION

By:

Title:___________________________________________